Exhibit 10.3

AMENDMENT

This Amendment modifies the Consulting Agreement between Peter Barton Hutt, Esq., (“Consultant”) and Momenta Pharmaceuticals, Inc. (“Company”) dated September 18, 2002, as amended by Letter Agreement dated September 29, 2003 (the “Agreement”).  Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Agreement.  Consultant and Company hereby agree as follows:

Pursuant to Section 4 of the Agreement, Company and Consultant hereby agree to extend the Term of the Agreement for one additional year, from September 18, 2004 through September 17, 2005 (the “Renewal Period”).  Except as otherwise agreed to in this Amendment, the same terms and conditions as are set forth in the Agreement shall apply to the rendering of Consulting Services during the Renewal Period.

As compensation for the Consulting Services during the Renewal Period, Consultant will be granted an additional non-statutory stock option to purchase 5,000 shares of the Common Stock of the Company, at an exercise price equal to the fair market value of a share of Common Stock on the date of grant by the Company, with such option to vest in 12 equal monthly installments with the first installment vesting one month from the date of grant.

Agreed and accepted:

/s/ Peter Barton Hutt, Esq.
Peter Barton Hutt, Esq.

Date: September 25, 2004

Momenta Pharmaceuticals, Inc.

By:	/s/ Susan P. Whoriskey, PhD
Susan P. Whoriskey, PhD
Vice President, Licensing and Business Development

Date: October 4, 2004